Exhibit 99.1

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/10/2015	Investors:	Chris Stent, 630-623-7833
	Media:	Becca Hary, 630-623-7293

McDONALD’S: EXECUTING THE TURNAROUND PLAN

OAK BROOK, IL - During the Company’s investor meeting today, McDonald’s Corporation President and Chief Executive Officer Steve Easterbrook and members of senior management provided an update on the Company’s Turnaround Plan and made the following announcements:

•	The Company reiterated that it expects positive fourth quarter comparable sales in all segments

•	Sales, Operating Income and One-year Return on Incremental Invested Capital targets for 2016 that are more consistent with the Company’s previously stated long-term financial targets

•	Global refranchising target raised to 4,000 restaurants through 2018 with a new long-term goal to become 95% franchised

•	Net annual G&A savings target increased to $500 million - the vast majority of which will be realized by the end of 2017

•	McDonald’s Board of Directors increased the fourth quarter 2015 dividend by 5%, bringing the new quarterly dividend to $0.89 per share

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Plans to optimize the Company’s capital structure and increase the cash return to shareholders target to about $30 billion for the three-year period ending 2016. The vast majority of the incremental cash return of $10 billion will be funded by issuing additional debt

•	Decision to not pursue a REIT spin-off transaction
“The cornerstone of our System is our powerful and enduring brand. While we are still in the early stages of turning around our business, we are gaining momentum by focusing on our customers and what matters most to them - hot and fresh food, fast and friendly service, and a contemporary restaurant experience at the value of McDonald’s,” said Steve Easterbrook, President and Chief Executive Officer. “My priorities for McDonald’s as a modern, progressive burger company are three-fold: driving operational growth, creating brand excitement and enhancing financial value. We are taking bold, urgent action to reset the business and prepare the Company for the next chapter of its history.”

“Our turnaround depends on this: we must run great restaurants each and every day,” said Easterbrook. “We’re leveraging our competitive strengths: iconic menu items that customers love, a unique franchise model that empowers local entrepreneurs, size and scale that makes operational investments efficient, and a global, well-diversified geographic footprint. Together, these brand attributes provide McDonald’s with the foundation and capabilities for continued success.”
New Refranchising and G&A Targets Announced
During the meeting, the Company provided an update on the financial areas identified earlier this year including ownership strategies, capital structure, asset optimization and overall spending. Specifically, the Company provided the following updates to its financial targets:

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Refranchising - target raised from 3,500 restaurants to 4,000 restaurants, which accelerates the pace of refranchising and increases the global franchised percentage from the current 81% to about 93% by the end of 2018. This positions the Company to meet its new longer-term goal to become 95% franchised. The majority of the refranchising will take place in the High Growth and Foundational Market segments.

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Net annual G&A savings - target increased to $500 million, the vast majority of which will be realized by the end of 2017. This reflects a $200 million increase over the previously announced G&A savings target and represents a nearly 20% reduction from the Company’s G&A base at the beginning of 2015. These savings will be realized through our refranchising efforts, streamlining across corporate, segment and market organizations, primarily in non-customer facing functions, and realizing greater efficiencies in the Company’s Global Business Services platform. This target excludes the impact of foreign currency changes.

Optimizing Capital Structure: Increasing Dividend and Cash Return to Shareholders Target
Today, McDonald's Board of Directors declared a quarterly cash dividend of $0.89 per share of common stock payable on December 15, 2015 to shareholders of record at the close of business on December 1, 2015. This represents a 5% increase over the Company's previous quarterly dividend and brings the fourth quarter dividend payout to more than $800 million. McDonald's has raised its dividend each and every year since paying its first dividend in 1976. The new quarterly dividend of $0.89 per share is equivalent to $3.56 annually.
“Our dividend is an important part of our cash return to shareholders philosophy,” noted Chief Financial Officer Kevin Ozan. “In addition to having a balanced and disciplined capital allocation strategy that promotes long-term value for our shareholders, we continuously review the efficiency and optimization of our capital structure as our operating environment and circumstances, such as the current historically low interest rates, continue to evolve. After a thorough evaluation over the last few months, we are optimizing our capital structure by adding a meaningful amount of additional debt. Although this will result in a credit rating downgrade, this still strong investment grade credit rating enables us to efficiently and cost effectively access capital globally, while allowing for continued investment in the business and McDonald’s System.”
Ozan continued, “As a result, we are increasing the Company's cash return to shareholders target to about $30 billion for the three-year period ending 2016 - a $10 billion increase over our previous target, with incremental debt funding the vast majority of the increase. The $30 billion target will be nearly double the $16.4 billion returned to shareholders for the three-year period ending 2013. This proactive move in our leverage metrics and credit ratings speaks to our willingness to make appropriate adjustments without limiting our ability to co-invest in the business with our franchisees to drive future long-term growth. Together with raising the dividend again this year, these actions reinforce our confidence in the Turnaround Plan."
Financial Performance Expectations for 2016
“Beyond our financial opportunities, we’re focused on returning critical markets to sustainable revenue and income growth, and we have raised the bar on expectations for our performance,” said Ozan. “Given the significant changes planned to our restaurant ownership mix and that we are in the early stages of our turnaround, we are focused on the following constant currency financial targets for 2016, which are more consistent with our previously stated long-term average annual constant currency financial targets:

•	Systemwide sales growth of 3% to 5%

•	Operating income growth of 5% to 7%, excluding potential charges in 2016 associated with executing against our refranchising strategy and cost-saving initiatives

•	One-year return on incremental invested capital in the high teens

•	Capital expenditures of approximately $2 billion, split between opening about 1,000 new restaurants and reinvesting in existing restaurants.”
As the Company evolves to a more heavily franchised structure, capital expenditures are expected to modestly decline over time. Reinvestments in Experience of the Future around the world and reimaging the remainder of the U.S. restaurants will be the key variables impacting changes in capital expenditure levels beyond 2016.
REIT Decision Announced
Chief Administrative Officer Pete Bensen added, “As part of the Company's overall financial review, a Real Estate Investment Trust, or REIT, spin-off was closely considered given its potential tax advantages and current market trading multiples. Our review went beyond financial measures and evaluated the impact on all stakeholders, including our shareholders’ long-term interests. We have concluded that any potential value creation from a REIT is out-weighed by the significant financial and operational risks to our business and the continued progress of our turnaround, and we do not believe that pursuing a REIT would be in the best interest of McDonald’s at this time.”
Steve Easterbrook concluded, “Our confidence in the future of McDonald’s is well-founded. We have set in motion a series of changes in how we do business that will turn around our business at a time when the informal eating out industry continues to grow around the world. As we look to capitalize on this opportunity, I am inspired by the dedication and resilience displayed throughout our U.S., International Lead, High Growth and Foundational Market segments - each of which is making a meaningful contribution to the Turnaround Plan. Moving forward, we will continue to measure our progress and be held accountable at each step throughout the turnaround as we work to deliver sustained profitable growth.”

RELATED COMMUNICATIONS
McDonald’s Corporation broadcasts its investor meeting live over the Internet on November 10, 2015, from 1 p.m. to 5 p.m. (Eastern). For detailed information on presentation times and links to the live webcast, please access www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time.
This press release should be read in conjunction with Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s November 10, 2015 Investor Meeting.
McDonald’s tentatively plans to release fourth quarter results before the market opens on January 25, 2016 and will host an investor webcast at 10 a.m. Central Time. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald's is the world's leading global foodservice retailer with approximately 35,000 locations serving nearly 69 million customers in over 100 countries each day. More than 80% of McDonald's restaurants worldwide are owned and operated by independent local men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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